Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FGX International Holdings Limited:
We consent to the use of our report dated March 19, 2007, except as to Notes 8 and 20(a), which are as of May 24, 2007 and except as to Note 20(b), which is as of October 18, 2007, with respect to the consolidated balance sheets of FGX International Holdings Limited and subsidiaries as of December 31, 2005 and December 30, 2006, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and comprehensive income (loss) and cash flows for the fiscal years ended January 1, 2005, December 31, 2005 and December 30, 2006 and the use of our report dated March 19, 2007 with respect to the related financial statement schedule, included herein and to the references to our firm under the headings “Summary Financial Information”, “Selected Historical Financial Data”, and “Experts” in the prospectus. Our reports refer to a change in accounting for share-based payments.
/s/ KPMG LLP
Providence, Rhode Island
October 18, 2007